GelTech Solutions, Inc.

NEWS

For immediate release	Contact: Tom Strenta
June 11, 2008	800-924-4874

New High-Tech Service Shields Homes from Wildfires:

GelTech Solutions Reaches Exclusive Long-Term

Distribution Agreement with Fire-Pro USA

Fire-Pro to Distribute FireIce® to Fire Departments,

Property Owners, and Insurance Companies

JUPITER, FL — GelTech Solutions, Inc. (OTCBB:GLTC) announced today that it entered into a long-term exclusive Distribution Agreement with Fire-Pro USA, a leading distributor of products to prevent fires, including wildfires, from destroying people and property. Fire-Pro was granted exclusive distribution rights for San Diego County, California and non-exclusive rights in other counties where exclusive rights have not been granted. To maintain exclusivity, Fire-Pro is required to meet annual sales requirements. GelTech has shipped its initial order to Fire-Pro and to another customer in California.

Homeowners now can protect their property from potentially devastating wildfires, thanks to two companies that combine high technology with firefighting experience. GelTech Solutions, Inc. has teamed with Fire-Pro USA to save residences from brushfires and natural infernos. This affordable new service is available initially in Southern California, just as Governor Arnold Schwarzenegger has warned of drought-related flammable conditions.

GelTech’s new product, FireIce®, is a revolutionary fire-suppression product — a fine powder that simply mixes with water. This yields an environmentally friendly gel that quickly extinguishes fires and stops them from reigniting. When applied to houses and other buildings as flames approach, FireIce protects your property.

Fire-Pro USA’s force of professionally trained firefighters stays ahead of advancing flames by treating customers’ homes and property with FireIce®.

“We don’t try to extinguish fires; we make structures and vegetation fire-retardant,” said Don Green, founder of San Diego-based Fire-Pro, himself a firefighter with 32 years of service. “Traditional fire departments wait for the fire, and then use water to fight flames. We pre-empt destruction by applying FireIce® gel to homes and surrounding property, so the flames, embers, and heat never ignite them.”

Added Green, “We’re excited to be the first company to offer FireIce® in Southern California, often plagued by catastrophic blazes. Having researched and tested other gels on the market, FireIce® is the most environmentally friendly, reliable, and effective retardant available.”

Once fires have passed, homeowners and fire fighters can easily and safely wash off FireIce® with water.

“We are thrilled with our partnership with Fire-Pro,” said Michael Cordani, Chairman and CEO of Jupiter, Florida-based GelTech Solutions. “Between their decades of hands-on firefighting and our FireIce®, which stops flames cold, we all are eager to help property owners prevent fire damage, rather than just wait to confront fire.”

www.GelTechSolutions.com or www.FireIceGel.com.

About GelTech:

GelTech Solutions’ creates innovative, Earth-friendly, cost-effective products that help industry, agriculture, and the general public accomplish environmental and safety goals, such as water conservation and the protection of lives, homes, and property from fires and other dangers. GelTech’s dedication to finding global answers to common problems touches its current products and its development pipeline of new and promising innovations.

GelTech markets and sells innovative proprietary products including:

•

FireIce®, a patented powder that extinguishes fires, including wildfires; and

•

RootGel™, a solution to today’s drought challenges. RootGel™ is a  moisture-retentive soil conditioner that decreases the need for water. RootGel™ is ideal for golf courses, lawns, tree and sod farms, and nurseries.

About Fire-Pro USA:

Fire-Pro USA is a private firefighting and fire-retardant-application company headquartered in San Diego, California. It uses state-of-the-art application procedures and technologies to preserve property from flames. Fire-Pro USA was founded in 2007 by veteran firefighter Don Green and Dave Wilterding, a local business owner and eyewitness to fire’s destructive power.  For more information, please visit www.firepro.org <http://www.fire-pro.org/>

For more information on GelTech, FireIce®, and GelTech’s new service with Fire-Pro USA, please contact Tom Strenta  at 800-924-4874, or visit GelTech at www.GelTechSolutions.com <http://www.geltechsolutions.com/>  or www.FireIceGel.com <http://www.fireicegel.com/>.